EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ShiftPixy, Inc. on Form S-3 and as amended (File No. 333-256834) and Form S-8 (File No. 333-256835) of our report dated December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2021 and 2020 and for the years ended August 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2021.

Marcum LLP New York, NY

February 28, 2022